UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2021

FEDERATED HERMES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779
(Address of principal executive offices, including zip code)

(412) 288-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B common stock, no par value	FHI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 8.01 OTHER EVENTS.

On August 31, 2021 ("Closing Date"), Federated Hermes, Inc. ("FHI"), through its subsidiary, Federated Holdings (UK) II Limited ("Buyer", and, collectively with FHI, as applicable, "Federated Hermes"), completed the acquisition of a 29.5% interest in Hermes Fund Managers Limited ("HFML") from BT Pension Scheme Trustees Limited, as trustee for and on behalf of the BT Pension Scheme ("BTPS" or "Seller") for £116.5 million (approximately $161.5 million) ("Purchase Price") pursuant to the terms of that certain Put and Call Option Deed, dated July 2, 2018 (the "Option Deed"), among BTPS, Buyer and FHI. FHI, through the Buyer, had previously acquired ("Acquisition") a majority interest in HFML from the Seller on July 2, 2018, effective July 1, 2018, pursuant to the terms of that certain Share Sale Agreement dated April 12, 2018 ("Purchase Agreement"), among the Seller and Federated Hermes. The remaining approximate 10% of the equity interests of HFML is held in an employee benefit trust for the benefit of certain members of HFML's management and other key employees under a long-term incentive plan established in connection with the Acquisition.

FHI had previously announced that, on April 20, 2021, BTPS provided a Valuation Request Notice to Federated Hermes requesting determination of the fair value of HFML in accordance with the terms of the Option Deed. Pursuant to the Option Deed, Federated Hermes and BTPS agreed upon a third-party valuation company, which determined the fair value of HFML for purposes of the Option Deed. The Option Deed provided that the consideration to be paid for BTPS' remaining interest in HFML would be based on BTPS' equity proportion of the fair value of HFML as determined in accordance with the terms of the Option Deed. Federated Hermes and BTPS have accepted the third party fair valuation of HFML. Federated Hermes paid the Purchase Price by using a combination of cash on hand and borrowings under its corporate credit facility. Upon completion of the acquisition on the Closing Date, BTPS no longer has any ownership interest in HFML nor any representation on HFML's board of directors. BTPS remains a significant client with $12.0 billion in assets under management invested in several Federated Hermes sponsored or managed investment products, including $10.1 billion in long-term private market strategies as of July 31, 2021.

Upon the completion of the acquisition by Buyer of BTPS' 29.5% interest in HFML, the Option Deed, as well as that certain Shareholders' Agreement, dated as of July 2, 2018, among BTPS, Federated Hermes, and HFML, terminated in accordance with their respective terms.

On August 13, 2021, FHI entered into a foreign currency forward transaction with Citi Bank, N.A. under an existing International Swaps and Derivatives Association, Inc. Master Agreement dated June 9, 2010. Under this forward transaction, FHI committed to purchase £117.1 million (representing the Purchase Price and 0.5% stamp duty on the transfer of the interest in HFML) at an all-in forward rate of 1.386345 for settlement on August 31, 2021 in the amount of $162.3 million.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED HERMES, INC.
(REGISTRANT)

Date	August 31, 2021	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer